Exhibit 99.1
Contact:
Patriot National Bank
900 Bedford Street
Stamford, CT 06901
Charles F. Howell
President and CEO
Robert F. O’Connell
SEVP & CFO
(203) 324-7500

FOR IMMEDIATE RELEASE

PATRIOT NATIONAL BANCORP REPORTS QUARTERLY EARNINGS

Stamford, CT, May 11, 2004. Patriot National Bancorp, Inc. (NASDAQ Small Cap "PNBK"), the parent of Patriot National Bank, reported net income for the quarter ended March 31, 2004 of $196,000 ($0.08 per share) compared to $366,000 ($0.15 per share) for the quarter ended March 31, 2003. Higher interest rates during the period resulted in lower residential mortgage volume causing non-interest income to drop 44% to $751,000. Non-interest income of $1,343,000 for the period ended March 31, 2003 also included $125,000 of gains from the sale of investment securities. There were no gains recorded in the current period.

Net interest income increased in the first quarter of 2004 by 17% to $2,668,000 over the same period in 2003, as a result of the growth in the balance sheet. Total loans at March 31, 2004 were $221 million, compared to $214 million at December 31, 2003, and loans have increased 25% from March 31, 2003. Non-accruing loans increased from $150,000 at December 31, 2003 to $2,900,000 as the result of the delinquency of one commercial real estate loan. The loan is well secured by a first mortgage on an income producing multi-tenant commercial office/retail building and is in the process of collection. Total deposits increased $4.5 million during the current quarter. Total deposits of $294 million at March 31, 2004 were 34% higher than the $219 million at March 31, 2003. Non-interest expenses increased 2% to $2,924,000 for the quarter ended March 31, 2004. Higher compensation, occupancy and marketing expenses in the commercial bank reporting segment resulting from the ongoing branch expansion program were offset by lower commissions and production costs in the mortgage broker reporting segment due primarily to reduced levels of residential mortgage loan refinancing activity.

Mr. Charles F. Howell, President and Chief Executive Officer of Patriot National Bank, stated that the growth of the balance sheet during the last year has resulted in the significant increase in net interest income for the current quarter compared to the same period last year. Excluding the securities gains recorded in the first quarter last year, the commercial bank reporting segment had a 52% increase in pre-tax income. While branch expansion was a key factor, the growth in deposits from the end of the first quarter of 2003 to the end of the first quarter of 2004 was evenly spread between new branch locations and existing ones. The Bank continues to be categorized as well capitalized as defined by current bank regulations.

Mr. Howell stated that the Company continues to execute its long term plan by building a high quality community banking and financial services organization. The Bank will open a branch in Darien, Connecticut early in the third quarter. This will be the eighth branch location in Fairfield County, Connecticut. Patriot National Bank is headquartered in Stamford, Connecticut and currently has full service branches in Stamford, Greenwich, Old Greenwich, Norwalk and Wilton.

Quarter Ended March 31	2004	2003

Net interest income	$2,668	$2,277
Non-interest income	751	1,343
Non-interest expense	2,924	2,856
Provision for loan losses	160	165
Income before taxes	335	599
Assets at period end	347,102	257,880

    Statements in this news release concerning future results, performance, expectations or intentions are forward-looking statements. Actual results, performance or developments may differ materially from forward-looking statements as a result of known or unknown risks, uncertainties, and other factors, including those identified from time to time in the Company’s other filings with the Securities and Exchange Commission, press releases and other communications.

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